TECHNE CORPORATION DECLARES DIVIDEND AND ANNOUNCES AN INCREASE
                     IN ITS SHARE REPURCHASE PROGRAM


Minneapolis/April 28, 2009/--Techne Corporation (NASDAQ:TECH) announced that its Board of Directors has decided to pay a dividend of $0.25 per share for the quarter ended March 31, 2009. The quarterly dividend will be payable May 22, 2009 to all common shareholders of record on May 8, 2009. Future cash dividends will be considered by the Board of Directors on a quarterly basis.

Techne's Board of Directors also authorized the repurchase of an additional $60 million of the Company's common stock in connection with its ongoing share repurchase program, which does not have an expiration date. Including the above amount, the total share repurchase authorization remaining is approximately $67.5 million. Repurchases under the program will be at the discretion of management and may be made in open market, pursuant to one or more 10b5-1 plans, structured transactions, privately negotiated transactions or otherwise, from time to time, depending on market conditions. The stock repurchase program may be modified or discontinued at any time. The share repurchase will be funded with a portion of the Company's existing cash and available-for-sale investments.

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Techne Corporation has two operating subsidiaries:  Research and Diagnostic
Systems, Inc. (R&D Systems) of Minneapolis, Minnesota and R&D Systems Europe, Ltd. (R&D Europe) of Abingdon, England. R&D Systems is a specialty manufacturer of biological products. R&D Systems has two subsidiaries, BiosPacific, Inc. (BiosPacific), located in Emeryville, California and R&D Systems China Co. Ltd., (R&D China), located in Shanghai, China. BiosPacific is a worldwide supplier of biologics to manufacturers of in vitro diagnostic systems and immunodiagnostic kits. R&D China and R&D Europe distribute biotechnology products.


Contact:  Greg Melsen, Chief Financial Officer
          Kathy Backes, Controller
          (612) 379-8854